                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*



                             TITAN EXPLORATION, INC.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)


                                   888289 10 5
                                 (CUSIP Number)


                                  July 8, 1999
                              (Date of Event Which
                       Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)





         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 Pages

                                  SCHEDULE 13G

CUSIP No.  888289 10 5

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Natural Gas Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                          (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

--------------------------------------------------------------------------------
       NUMBER OF         5        SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY        -------------------------------------------------------
       OWNED BY          6        SHARED VOTING POWER
         EACH                     0
       REPORTING         -------------------------------------------------------
        PERSON           7        SOLE DISPOSITIVE POWER
         WITH                     0
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
            PN
--------------------------------------------------------------------------------

                               Page 2 of 7 Pages

                                  SCHEDULE 13G

CUSIP No. 888289 10 5

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       G.F.W. Energy, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                              (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                         5        SOLE VOTING POWER
       NUMBER OF                  0
        SHARES           -------------------------------------------------------
     BENEFICIALLY        6        SHARED VOTING POWER
       OWNED BY
         EACH                     0
       REPORTING         -------------------------------------------------------
        PERSON           7        SOLE DISPOSITIVE POWER
         WITH                     0
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)
       PN
--------------------------------------------------------------------------------


                                Page 3 of 7 Pages

         The Schedule 13G previously filed by the reporting persons on February 12, 1997, as amended on February 13, 1998, is hereby amended as follows:

         ITEM 1.

         No modification.

         ITEM 2.

         No modification.

         ITEM 3. If this statement is filed pursuant to 240.13d(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to 240.13d-1(c), check this box.[ ]

         ITEM 4. OWNERSHIP. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0%.


                                Page 4 of 7 Pages

         (c) Number of shares as to which each person has:

         (i)      sole power to vote or to direct the vote:  0

         (ii)     shared power to vote or to direct the vote:  0

         (iii)    sole power to dispose or to direct the disposition of:  0

         (iv)     shared power to dispose or to direct the disposition of:  0

         ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ X ].

         ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

         Not Applicable.


         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

         ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

         ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

         ITEM 10. CERTIFICATION

         Not applicable.




                                Page 5 of 7 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: July 30, 1999                     NATURAL GAS PARTNERS, L.P.
                                        By: G.F.W. Energy, L.P., General Partner


                                        By:  /s/ R. Gamble Baldwin
                                           -------------------------------------
                                            R. Gamble Baldwin, General Partner

Date: July 30, 1999                     G.F.W. ENERGY, L.P.


                                        By: /s/ R. Gamble Baldwin
                                           -------------------------------------
                                           R. Gamble Baldwin, General Partner




                               Page 6 of 7 Pages

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 99.1          Joint Filing Agreement